Exhibit 10.1

$25 MILLION DEBTOR IN POSSESSION
CREDIT FACILITY

June 3, 2020

Summary of Terms and Conditions

This summary of terms and conditions (this “Term Sheet”) is a binding agreement by the Term Agent (as defined below) and the Lenders to provide the debtor-in-possession delayed draw term facility referred to below (the “DIP Term Facility”). Such obligation of the Term Agent and the Lenders to provide the DIP Term Facility pursuant to this Term Sheet is conditioned upon the execution and delivery of signature pages to this Term Sheet by each of the Term Agent, the Lenders and the Debtors (as defined below) and shall be subject in all cases to the terms and conditions set forth herein. This Term Sheet is not exhaustive as to all of the terms and conditions which would govern the transactions described herein.

Borrower:	Tuesday Morning, Inc., a Texas corporation (the “DIP Borrower”), as a debtor and debtor in possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”).
Guarantors:

The obligations of the DIP Borrower will be unconditionally guaranteed by the following entities (collectively, the “Guarantors”; the Guarantors together with the DIP Borrower, the “Debtors”):

•         Tuesday Morning Corporation, a Delaware corporation

•         TMI Holdings, Inc., a Delaware corporation

•         Friday Morning, LLC, a Texas limited liability company

•         Days of the Week, Inc., a Delaware corporation

•         Nights of the Week, Inc., a Delaware corporation

•         Tuesday Morning Partners, Ltd., a Texas limited partnership

Case:	The Debtors filed bankruptcy cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) on May 27, 2020 (the “Petition Date”) that are being jointly administered under Case No. 20-31476-HDH-11.
Term Agent:	BRF Finance Co., LLC and/or an affiliate thereof shall act as the agent for the Lenders (the “Term Agent”).
Lenders:	BRF Finance Co., LLC and/or an affiliate thereof shall provide 100% of the DIP Term Facility (collectively, the “Lenders”).
DIP Term Facility:

The DIP Term Facility to be provided by the Lenders to the DIP Borrower shall be a senior secured delayed draw term loan facility in a maximum principal amount of up to $25 million. The closing and the initial extension of credit under the DIP Term Facility (which initial extension of credit is expected to be, and shall not in any event be greater than, $10 million) will be subject to satisfaction of the conditions precedent set forth opposite the heading “Conditions Precedent to Closing, Loan Documentation and Other Information” below and the occurrence of the Closing Date (as hereinafter defined).

Thereafter and only so long as the Final Order (as hereinafter defined) has been entered and is unstayed and in full force and effect, the DIP Borrower shall be permitted to make subsequent draws under the DIP Term Facility in minimum increments of $2.5 million and each such draw shall be subject to certain draw conditions (“Draw Conditions”). The Draw Conditions shall be the following: (i) there is no Default continuing at the time of the applicable borrowing or would result from such borrowing, (ii) the DIP Borrower shall have delivered a notice borrowing to the Term Agent at least three (3) business days prior to the requested borrowing date, and (iii) the representations and warranties of the Debtors set forth in the Loan Documents shall be true and correct in all material respects as of the applicable requested borrowing date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (y) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

DIP ABL Facility:	The DIP Borrower has entered into a superpriority secured debtor-in-possession revolving credit facility (the “DIP ABL Facility”) pursuant to the terms and conditions set forth in that certain Senior Secured Super Priority Debtor-in-Possession Credit Agreement dated as of May 29, 2020 (the “DIP ABL Credit Agreement”), by and among, among others, the Debtors and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “ABL Agent”) and that certain Interim Order (I) Authorizing Debtors to (A) Use Cash Collateral on a Limited Basis and (B) Obtain Postpetition Financing on a Secured, Superpriority Basis, (II) Granting Adequate Protection, (III) Scheduling a Final Hearing, and (IV) Granting Related Relief [Docket No. 67] (the “Interim ABL DIP Order”). The DIP ABL Facility is for a maximum principal amount of the lesser of (i) $100 million and (ii) a borrowing base as set forth in the DIP ABL Credit Agreement (the “ABL Borrowing Base”). The indebtedness under the DIP ABL Facility is entitled to super priority claim status pursuant to Section 364(c)(1) of the Bankruptcy Code and is secured by a fully perfected security interest pursuant to Section 364(c)(2), Section 364(c)(3) and Section 364(d)(1) of the Bankruptcy Code on all assets of the Debtors with the claim and lien priorities set forth in the Interim ABL DIP Order and the Intercreditor Agreement (as defined below) (it being understood and agreed that the ABL Agent’s lien on the Real Estate Assets securing the DIP ABL Facility shall be junior to the Term Agent’s lien on the Real Estate Assets securing the DIP Term Facility).
Intercreditor Agreement:	The rights and obligations of the lenders under the DIP ABL Facility and the DIP Term Facility shall be governed by an intercreditor agreement in form and substance satisfactory to the Term Agent and the ABL Agent (the “Intercreditor Agreement”). The Intercreditor Agreement shall set forth, inter alia, the lien priorities and enforcement rights with respect to the Real Estate Assets and the application of proceeds received therefrom. The Intercreditor Agreement will also set forth certain customary restrictions acceptable to the Term Agent and the ABL Agent on the right of the Term Agent and the ABL Agent to amend their respective loan documents without the prior written consent of the other party.

Purpose:	The proceeds of the DIP Term Facility shall be used to (i) repay the obligations under the DIP ABL Facility and the Prepetition ABL Credit Agreement (as hereinafter defined), (ii) fund general working capital and (iii) fund operational expenses and restructuring expenses of the DIP Borrower (including for payment of professional fees and other costs of administering the bankruptcy case), in each case, solely to the extent permitted by the applicable DIP orders, the Budget (subject to the permitted variances in the Budget set forth in the DIP ABL Credit Agreement) and the DIP Term Loan Documents (as hereinafter defined), as applicable.
Prepetition ABL Credit Agreement	“Prepetition ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of August 18, 2015, by and among, among others, the Debtors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time).
Maturity Date:	The date (the “Maturity Date”) which is the earliest to occur of (a) the date that is one hundred eighty (180) days after the Petition Date, (b) the date of consummation of a sale of all or substantially all of the DIP Borrower’s and Guarantors’ assets under Section 363 of the Bankruptcy Code, (c) the effective date of any plan of reorganization, and (d) the date the Term Agent accelerates all obligations under the DIP Term Facility following the occurrence of an event of default under the DIP Term Facility. All amounts outstanding under the DIP Term Facility shall be due and payable in full on the Maturity Date.
Collateral:	The DIP Term Facility (a) will be entitled to super priority claim status pursuant to Section 364(c)(1) of the Bankruptcy Code and (b) will be secured by a fully perfected security interest pursuant to Section 364(c)(2) and Section 364(d)(1) of the Bankruptcy Code in the Debtors’ owned land and improvements at the Debtors’ corporate headquarters and warehouse/distribution complex, each in Dallas County, Texas at the following addresses: (i) 14601 Inwood Rd, Addison, Texas 75001; (ii) 14603 Inwood Rd, Addison, Texas 75001; (iii) 14621 Inwood Rd, Addison, Texas 75001; (iv) 14639-14647 Inwood Rd, Addison, Texas 75001; (v) 4404 S. Beltwood Parkway, Farmers Branch, Texas 75244; (vi) 14303 Inwood Road, Farmers Branch, Texas, 75244; and (vii) 6250 LBJ Freeway, Dallas, Texas, 75240, and all real estate improvements thereto and all leases, rents, permits, records, and proceeds thereof (collectively, the “Real Estate Assets”). The DIP Term Facility shall not be secured by a lien on any assets of the Debtors other than the Real Estate Assets. Pursuant to the terms of the Intercreditor Agreement, the ABL Agent’s lien on the Real Estate Assets shall be junior to the lien thereon in favor of the Term Agent. In the event both the Term Agent and the ABL Agent hold superpriority claims that are not satisfied from their respective collateral, such claims shall be pari passu.

Mandatory Prepayments:	The DIP Borrower shall be required to prepay the DIP Term Facility upon certain asset sales and casualty or condemnation events with respect to the Real Estate Assets (subject to de minimis dollar carveouts), and the incurrence of unpermitted indebtedness.
Interest Rate:	Non-default interest on the DIP Term Facility will accrue at the three-month LIBOR rate, plus 9.00% per annum, and shall be calculated based on the actual number of days elapsed in a 360-day year and payable monthly in arrears. LIBOR shall have a floor of 1.00%. Default interest on the DIP Term Facility will accrue at the rate that is 2.00% per annum higher than the otherwise applicable interest rate. All interest will be subject to normal and customary usury savings clauses.
Guaranty:	Unlimited Guaranty and secured by all Real Estate Assets of the Guarantors, subject to the terms of the Intercreditor Agreement.
Covenants, Representations and Warranties:	The Loan Documents will contain such affirmative and negative covenants and representations and warranties as are customary in debtor-in-possession financings and acceptable to the Term Agent and Borrower, but in all events will be consistent with the DIP ABL Facility documentation and subject to normal and customary qualifications, baskets and other limitations.
Store Closing Program:	The DIP Borrower shall implement a store closing program acceptable to the ABL Agent.
Budget, Reporting, and Inspection Rights:

The DIP Term Facility will include usual and customary reporting requirements, consistent with requirements under the DIP ABL Facility, including without limitation:

(i)          Weekly borrowing base certificates substantially similar to the certificates provided to ABL Agent along with customary back-up information with respect to accounts and inventory included in the ABL Borrowing Base.

(ii)        Monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Debtors which are filed with the Bankruptcy Court or delivered to any appointed committee of unsecured creditors or to the applicable U.S. Trustee, as the case may be.

(iii)        Financial statements, including monthly DIP Borrower prepared interim financial statements due within thirty (30) days after end of each month.

(iv)        A 13-week cash flow budget updated on a weekly basis (the “Budget”) for the Debtors’ cash receipts and expenses (including professional fees and expenses), which shall provide, among other things, for the payment of interest in respect of the DIP Term Facility to the Lenders.

(v)          A weekly Budget update and reconciliation report showing variances of Budget amounts to actual amounts, detailing the Debtors’ receipts and disbursements for the previous calendar week and a comparison to the amounts set forth in the Budget therefor for such week (on an aggregate and a line item by line item basis in the case of disbursements).

Not later than 3:00 p.m. (Central time) on the Tuesday of each week commencing on June 23, 2020, the Debtors shall furnish to the Term Agent and the ABL Agent a weekly report that sets forth as of the preceding Saturday of each such week, for the prior week and on a cumulative basis from the Petition Date through the fourth (4th) full week after the Petition Date and then on a rolling four (4) week basis at all times thereafter (each such period referred to herein as a “Measurement Period”), the actual results for the following line items set forth in the Budget: (i) Total Operating Disbursements”; (ii) “Total Non-Operating Disbursements”; and (iii) “Professional Fees”.

The DIP Term Facility shall also provide that the Term Agent will have the right, upon reasonable prior notice and reasonable coordination with Debtors, to visit the Debtors’ properties, inspect the Real Estate Assets, and audit and make extracts from the Debtors’ corporate, financial and operating records, all during normal business hours.

Defaults:

An “Event of Default” under the DIP Term Facility shall include, but not be limiting to, the following:

(a)      Any violation, or breach by any of the Debtors of any of the terms of the Interim Order (as hereinafter defined), or Final Order (as hereinafter defined; the Final Order, together with the Interim Order, the “Financing Orders”);

(b)    the occurrence and continuation of any event of default as defined in any of the other DIP Term Loan Documents or the DIP ABL Facility;

(c)      The failure of Debtors to obtain the Final Order from the Bankruptcy Court not later than 30 days after the date of entry of the Interim Order;

(d)     Nonpayment of principal, interest, or mandatory prepayments when due;

(e)      The failure or breach of any warranty or representation, in any material respect, or the breach of affirmative covenants of the Debtors (which in the case of certain affirmative covenants will be subject to a 15-day cure period), or the breach of any negative covenant of the Debtors, in each case as set forth in the DIP Term Loan Documents;

(f)       Entry of an order for the dismissal or conversion to Chapter 7 of any Debtor’s bankruptcy case; the appointment of a bankruptcy trustee, examiner or other fiduciary with decision making authority except with the express written consent of the Term Agent; the granting of any other superpriority administrative expense claim (other than in favor of the ABL Agent) or the entry of an order granting relief from the automatic stay (if not in favor of the Term Agent or the ABL Agent, and for the avoidance of doubt, not including the Interim ABL DIP Order or a final order approving the DIP ABL Facility) except with the express written consent of the Term Agent; any Debtor shall attempt to vacate or modify the Interim Order or the Final Order over the objection of the Term Agent; or any Debtor shall institute any proceeding or investigation or support same by any other person who seeks to challenge the status and/or validity of the liens of the Term Agent (as security for the Lenders);

(g)     The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay to the holder or holders of any security interest or lien (other than the Lenders) to permit the pursuit of any judicial or non-judicial transfer or other remedy against any assets of any of the Debtors, in each case involving assets with an aggregate value in excess of $75,000;

(h)     The Debtors shall fail to deliver timely any report or information or meet timely any other deadline under the Interim Order, Final Order, or the DIP ABL Facility;

(i)       Entry of a Sale Order which includes the sale of the Real Estate Assets or a Real Estate Sale Order unless either such order contemplates either indefeasible payment in full in cash of the DIP Term Facility upon consummation of the sale or is otherwise consented to in writing by the Term Agent; and

(j)       The filing or support by the Debtors of any plan of reorganization that is not acceptable to the Term Agent in its sole discretion unless such plan of reorganization contemplates indefeasible payment in full in cash of the DIP Term Facility.

Upon the occurrence of any Event of Default, the Term Agent may exercise rights and remedies in accordance with the DIP Term Loan Documents and applicable law, including, without limitation, by foreclosing upon the Real Estate Assets.

No Carve Out:	The liens and claims of the Term Agent shall not be subject to a carve-out for the payment of professional fees or expenses.
Fees/Costs:

The DIP Borrower will pay the Term Agent, for the benefit of the Lenders, a nonrefundable upfront fee (the “Upfront Fee”) equal to 2.50% of the aggregate commitments under the DIP Term Facility, which Upfront Fee shall be fully earned (subject to the qualifications set forth below) upon the Bankruptcy Court’s approval of the DIP Term Facility on an interim basis as set forth in the Interim Order. The Upfront Fee shall be due and payable upon the earlier to occur of (i) the execution of the DIP Term Loan Documents (as hereinafter defined) following the Bankruptcy Court’s entry of the Interim Order and (ii) the date that the Debtors elect not to close the DIP Term Facility (for any reason other than the Bankruptcy Court denying the Debtors’ motion seeking approval of the DIP Term Facility).

The DIP Borrower will pay the Term Agent, for the benefit of the Lenders, a nonrefundable exit fee (the “Exit Fee”) equal to 2.50% of the aggregate commitments under the DIP Term Facility (prior to giving effect to any reductions of such commitments during the term of the DIP Term Facility), which Exit Fee shall be fully earned upon the occurrence of the Closing Date. The Exit Fee shall be due and payable upon the earliest to occur of (i) the acceleration of the obligations under the DIP Term Facility, (ii) the occurrence of the Maturity Date and (iii) the repayment in full of all obligations outstanding under the DIP Term Facility and the termination of the DIP Term Facility.

The DIP Borrower will pay a nonrefundable collateral monitoring fee of $200,000.00 which shall be due and payable in monthly installments of $33,333.33 (or $33,333.34 for the initial two months) for each month until the Maturity Date. The entire collateral monitoring fee shall be fully earned upon the occurrence of the Closing Date.

The DIP Borrower will be responsible for all reasonable, documented out-of-pocket costs and expenses incurred by the Lenders and the Term Agent, including, but not limited to, amounts advanced for legal review and documentation, preparation, environmental, recording and filing expenses, field audits, and all reasonable and documented legal fees and charges of outside counsel, which shall be limited to expenses of one primary counsel to the Term Agent and the Lenders taken as a whole, one local counsel to the term and the Lenders taken as a whole in each applicable jurisdiction, and, solely in the case of an actual conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties. The DIP Term Facility will also include customary indemnification provisions in favor of the Term Agent and the Lenders. Without limiting the foregoing, it is acknowledged that on or around May 26, 2020, the DIP Borrower paid to the outside counsel of the Term Agent an initial, non-refundable expense deposit of $150,000.00 (the “Deposit”) to be used to pay the legal fees and charges of the Term Agent’s outside counsel in connection with the DIP Term Facility. The Deposit shall not be refundable under any circumstance, regardless of whether the DIP Term Facility closes.
Releases / Covenant Not To Sue:	The Debtors shall provide each of the Term Agent, the Lenders, and their respective partners, equityholders, directors, members, principals, agents advisors, officers, professionals (including, but not limited to, counsel), subsidiaries and affiliates a comprehensive release and covenant not to sue as to any and all claims and causes of action against any of them as of the date of such release, and the date of each advance made under the DIP Term Facility. This release and covenant not to sue shall be without prejudice to any review period as to any appointed creditors’ committee or any other party in interest as more fully set forth in the Financing Orders.

Conditions Precedent to Closing, Loan Documentation and Other Information:

The loan shall be evidenced by final definitive loan documentation consisting of, among other things, a loan agreement (the “DIP Term Loan Agreement”), mortgage(s), guaranty(ies), the Intercreditor Agreement and other documents, instruments and agreements as shall be required by the Term Agent and its counsel in their sole discretion (collectively, the “DIP Term Loan Documents”). The DIP Term Loan Documents will contain definitions, additional terms, conditions, covenants, representations and warranties, and events of default customary to the Term Agent’s agreements for similar debtor in possession credit facilities, but in all events consistent with the DIP ABL Facility documentation (provided, however, the DIP Term Loan Documents shall give regard to the different collateral securing the DIP Term Facility compared to the DIP ABL Facility), and all such loan documentation shall be in form and substance satisfactory to the Term Agent in its sole discretion and, to the extent required under the terms of the DIP ABL Facility, in the sole and absolute discretion of the ABL Agent. A condition to making the proposed loan will be receipt by the Term Agent and the Lenders of such information and documentation as shall be reasonably required by the Term Agent and the Lenders, including, without limitation, articles of incorporation, corporate resolutions, partnership agreements, operating agreements, surveys (to the extent currently in Debtors’ possession), UCC searches, property insurance, and, solely to the extent applicable, flood insurance. The form and substance of such information and documentation must be satisfactory to the Term Agent. In addition to the above, conditions precedent to closing and the initial draw of loans under the DIP Term Facility will include the following (the date of satisfaction of all such conditions precedent being referred to herein as the “Closing Date”):

(i)           At least three (3) business days prior to the hearing on the proposed Interim Order, the Term Agent shall have received a title report or other evidence reasonably satisfactory to the Term Agent evidencing that title to the Real Estate Assets is vested in the Debtors subject only to liens and encumbrances satisfactory to the Term Agent in its sole discretion.

(ii)         Term Agent’s receipt of the last three (3) years of annual financial statements and tax returns of the Debtors.

(iii)        Term Agent’s receipt of current interim financial statements of the Debtors.

(iv)        Term Agent’s receipt of desktop appraisals of the Debtors’ real estate.

(v)         Term Agent’s receipt of the initial Budget and borrowing base certificate.

(vi)         Execution and delivery of DIP Term Loan Documents.

(vii)       Execution and delivery of the Intercreditor Agreement, in form and substance satisfactory to the ABL Agent and the Term Agent.

(viii)      Payment of all reasonable and documented fees and out-of-pocket expenses that are due and payable on or prior to the Closing Date in connection with the transactions contemplated hereby.

(ix)         Entry of customary second day orders, which orders and all related pleadings shall be in form and substance satisfactory to the Term Agent.

Additionally, prior to funds under the DIP Term Facility being available to the DIP Borrower, the Bankruptcy Court shall have entered an order approving and authorizing the DIP Term Facility on an interim basis, all provisions thereof and the priorities and liens granted under Bankruptcy Code section 364(c) and (d), as applicable, in form and substance acceptable to the Term Agent (the “Interim Order”). For purposes hereof, the “Final Order” shall mean the final order of the Bankruptcy Court, in form and substance acceptable to the Term Agent, authorizing and approving the DIP Term Facility on a final basis.

Governing Law:	The Loan Documents and the interpretation, construction and enforcement of the terms thereof, shall be governed by the laws of the State of New York (or, with respect to the mortgage, Texas) and (to the extent applicable) the Bankruptcy Code.
Counterparts and Electronic Transmission:	This Term Sheet may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Term Sheet by facsimile, “PDF” or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Term Sheet.
Counsel to the DIP Borrower:	Haynes and Boone, LLP
Counsel to the Term Agent:	Choate, Hall & Stewart LLP (as lead restructuring counsel) and Quinn Emanuel Urquhart & Sullivan, LLP (as local restructuring counsel)

IN WITNESS WHEREOF, the parties hereto hereby agree to be bound by the terms and conditions in the Summary of Terms and Conditions for the DIP Term Facility set forth herein and have caused this Summary of Terms and Conditions to be duly executed and delivered by their duly authorized officers as of the date first written above.

BRF FINANCE CO., LLC

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chairman & Co-CEO

TUESDAY MORNING, INC.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

TUESDAY MORNING CORPORATION

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

TMI HOLDINGS, INC.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

FRIDAY MORNING, LLC

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

DAYS OF THE WEEK, INC.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

NIGHTS OF THE WEEK, INC.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

TUESDAY MORNING PARTNERS, LTD.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer